Exhibit 1

Transactions in Shares of the Issuer since the Filing of Amendment No. 7 to the Schedule 13D
(all purchases and sales effected on the NASDAQ except as indicated below)

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Findell Capital Partners, LP

Purchase of Common Stock	30,000	5.9681	03/27/2025
Purchase of Common Stock	20,000	5.6207	03/28/2025
Purchase of Common Stock	30,000	5.4632	03/31/2025
Purchase of Common Stock	10,000	4.6796	04/07/2025
Purchase of Common Stock	10,000	4.1660	04/16/2025
Purchase of Common Stock	20,000	4.6196	04/17/2025